As filed with the Securities and Exchange Commission on December 7, 2016

Registration No. 333-171779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	84-1473173
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices) (Zip code)

Amended and Restated Non-Qualified Stock Option

and Stock Grant Plan

Gold Resource Corporation 2016 Equity Incentive Plan

(Full title of the plan)

Jason D. Reid

President and Chief Executive Officer

Gold Resource Corporation

2886 Carriage Manor Point

Colorado Springs, CO 80906

(303) 320-7708

(Name, address and telephone number of agent for service)

Copies to:

David J. Babiarz, Esq. James A. Liebscher, Esq. Polsinelli P.C. 1515 Wynkoop Street, Suite 600 Denver, Colorado 80202 (303) 572-9300	Jessica Browne, Esq. Vice President Legal, General Counsel and Secretary 2886 Carriage Manor Point Colorado Springs, CO 80906 (303) 320-7708

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

On January 20, 2011, Gold Resource Corporation (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-171779) with the United States Securities and Exchange Commission to register 9,047,996 shares of the Company’s common stock, $0.001 par value per share, authorized under the Company’s Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, (“Prior Plan”).  The registration statement also covered an indeterminate number of shares of common stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions. The Company paid a registration fee of $28,583.35 at that time to register the securities.

On April 18, 2016, the Company adopted the Gold Resource Corporation 2016 Equity Plan (“New Plan”) which was approved by its shareholders and became effective on June 15, 2016. Pursuant to the terms of the New Plan, as of the effective date, no new shares may be issued under the Prior Plan and any shares which may be issued upon exercise of options outstanding under the Prior Plan that expire or are forfeited, canceled or otherwise terminated after the effective date of the New Plan shall become eligible for issuance under the New Plan. Pursuant to the undertaking that the Company disclose a material change in the plan of distribution, the Company is filing this Post-Effective Amendment No. 1 to the registration statement to reflect that the registered shares may be issued under the New Plan once they are no longer issuable pursuant to the Prior Plan.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment to Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado on this 7th day of December 2016.

GOLD RESOURCE CORPORATION
By: /s/ Jason D. Reid
Jason D. Reid,
Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Jason D. Reid Jason D. Reid	Chief Executive Officer, President and Director (Principal Executive Officer)	December 7, 2016

/s/ John A. Labate John A. Labate	Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2016

/s/ Bill M. Conrad Bill M. Conrad	Director	December 7, 2016

/s/ Gary C. Huber Gary C. Huber	Director	December 7, 2016

/s/ Alex G. Morrison Alex G. Morrison	Director	December 7, 2016